EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
	Investor/Media Contact:	Peg Lupton
(203) 743-8234

ETHAN ALLEN REPORTS RESULTS FOR THE QUARTER AND

FISCAL YEAR ENDED JUNE 30, 2005

DANBURY, CT., July 28, 2005 -- Ethan Allen Interiors Inc. (NYSE:ETH) today reported sales and earnings for the three and twelve months ended June 30, 2005.

Three Months Ended June 30, 2005

Net delivered sales for the quarter ended June 30, 2005 amounted to $242.3 million as compared to $246.6 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 1.1% to $151.4 million, while Wholesale sales decreased 0.3% to $171.8 million during that same period. Comparable Ethan Allen store delivered sales decreased 1.3% as compared to the prior year quarter.

Earnings per share amounted to $0.56 for the current quarter on net income of $19.5 million. This compares to earnings per share and net income of $0.35 and $13.5 million, respectively, in the prior year comparable period, which included pre-tax restructuring and impairment charges of $12.8 million. Excluding the impact of the restructuring and impairment charges, earnings per share for the prior year quarter amounted to $0.56 on net income of $21.3 million. Current quarter operating income amounted to $32.1 million, or 13.3% of net sales. This compares to operating income of $21.9 million, or 8.9% of net sales, in the prior year comparable quarter which included the aforementioned restructuring and impairment charges. Excluding the impact of the restructuring and impairment charges, operating income for the prior year period amounted to $34.7 million, or 14.1% of net sales.

Total written orders increased 5.4% as compared to the prior year quarter. At the Wholesale level, net orders booked increased 4.1%, while at the Retail level, written sales increased 8.6% and comparable store written sales increased 5.8%.

During the current quarter, the Company utilized $22.6 million of available cash from operations to repurchase 716,900 shares of its common stock in the open market. As of June 30, 2005, the Company has a remaining authorization to repurchase an additional 2.0 million shares.

EXHIBIT 99.1

Year Ended June 30, 2005

For the fiscal year ended June 30, 2005, net sales amounted to $949.0 million as compared to $955.1 million in the prior year. Net delivered sales for the Company’s Retail division increased 1.7% to $586.2 million, while Wholesale sales decreased 1.6% to $663.2 million. Full year comparable Ethan Allen store delivered sales decreased 0.2% as compared to the prior year.

Fiscal year earnings per share totaled $2.19 on net income of $79.3 million. This compares to earnings per share and net income of $2.08 and $79.5 million, respectively, for the prior year, which included pre-tax restructuring and impairment charges of $12.5 million. Excluding the impact of the restructuring and impairment charges, prior year earnings per share amounted to $2.28 on net income of $87.2 million. Total year operating income amounted to $128.9 million, or 13.6% of net sales, as compared to operating income of $126.4 million, or 13.2% of net sales, in the prior year, which included the aforementioned restructuring and impairment charges. Excluding the impact of the restructuring and impairment charges, operating income for the prior year amounted to $138.9 million, or 14.5% of net sales.

On a full-year basis, total written orders decreased 1.4% as compared to the prior year. Within that same period, Wholesale net orders booked decreased 3.0%, while Retail written sales increased 2.9% and comparable store written sales increased 1.0%.

For the fiscal year ended June 30, 2005 the Company utilized $81.4 million of available cash from operations to repurchase 2.4 million shares of its common stock in the open market.

Farooq Kathwari, Chairman and CEO, commented: "The business initiatives undertaken during the past three years have allowed us to remain well-positioned in this period of economic and industry uncertainty. In that time, we have changed 70% of our product line to offer greater style and value, and continued to make improvements with respect to the sourcing of our products, both domestically and abroad. During that same time, we have strengthened our retail network through the opening of more than 45 new stores in prime locations. Our efforts have also included significant investments in our people, increasing and improving the level of professionalism in our retail store personnel. Lastly, we have adhered to a balanced and focused marketing campaign which has included increased distribution of our direct mail magazine and, when appropriate, increased investment in national television advertising.”

Mr. Kathwari continued: “These initiatives were made possible as a result of our decision last year to eliminate promotional sale periods and, instead, make our best possible prices available to consumers every day of the year. The introduction of everyday pricing has not only allowed us to

EXHIBIT 99.1

establish greater credibility with consumers, it has also provided us the opportunity to critically examine all facets of our business, making substantive changes where necessary, in order to more effectively carry out our solutions-based approach to home decorating. In this time of commoditization, we believe that differentiating ourselves in this manner, with a strong focus on service, is critical.”

“Despite the challenging environment and these changes we have implemented within our business, we have been able to maintain strong margins and continually enhance shareholder value through the ongoing repurchase of our stock and payment of quarterly cash dividends. Our balance sheet remains strong and we generated more than $100.0 million in operating cash flow for the year.”

Commenting on business trends Mr. Kathwari stated: "We have continued to see positive trends in written business during the month of July and, as such, believe that the analysts’ current range of estimates for the fiscal first quarter ended September 30, 2005 and the fiscal year ended June 30, 2006 are reasonable and achievable.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 313 retail stores in the United States and abroad, of which 126 are Company-owned. Ethan Allen has 12 manufacturing facilities, which include 2 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Thursday, July 28th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risk and uncertainties. Accordingly, actual results could differ materially from those contemplated by the forward-looking statements. The Company has no obligation to publicly update any forward-looking statements at any time for any reason.

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EXHIBIT 99.1

Ethan Allen Interiors Inc.

Selected Financial Information

(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Twelve Months Ended
		6/30/04		6/30/04
	6/30/05	(as restated)	6/30/05	(as restated)
Net Sales	$242.3	$246.6	$949.0	$955.1
Gross Margin	49.9%	47.5%	48.6%	48.3%
Operating Margin	13.3%	8.9%	13.6%	13.2%
Operating Margin (ex restructuring & impairment charge)	13.3%	14.1%	13.6%	14.5%
Net Income	$19.5	$13.5	$79.3	$79.5
Net Income (ex restructuring & impairment charge)	$19.5	$21.3	$79.3	$87.2

Operating Cash Flow	$24.2	$13.0	$103.3	$126.0
Capital Expenditures	$6.1	$9.1	$30.3	$23.5
Treasury Stock Repurchases (settlement date basis)	$22.6	$38.3	$82.2	$38.3

EBITDA	$37.3	$27.7	$151.4	$151.4
EBITDA as % of Net Sales	15.4%	11.2%	16.0%	15.9%
EBITDA (ex restructuring & impairment charge)	$37.3	$40.5	$151.4	$164.0
EBITDA as % of Net Sales (ex restructuring & impairment charge)	15.4%	16.4%	16.0%	17.2%

Selected Financial Data by Business Segment:

	Three Months Ended		Twelve Months Ended
		6/30/04		6/30/04
	6/30/05	(as restated)	6/30/05	(as restated)
Retail
Net Sales	$151.4	$149.9	$586.2	$576.2
Operating Margin	3.1%	1.8%	2.2%	2.0%

	Three Months Ended		Twelve Months Ended
		6/30/04		6/30/04
	6/30/05	(as restated)	6/30/05	(as restated)
Wholesale
Net Sales	$171.8	$172.3	$663.2	$673.8
Operating Margin	17.1%	9.7%	17.5%	16.0%
Operating Margin (ex restructuring & impairment charge)	17.1%	17.1%	17.4%	17.9%

EXHIBIT 99.1

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2005	2004	2005	2004
		(as restated)		(as restated)
Net sales	$242,260	$246,600	$949,012	$955,107
Cost of sales	121,482	129,527	487,958	494,072

Gross profit	120,778	117,073	461,054	461,035
Operating expenses:
Selling	49,765	45,967	184,310	176,859
General and administrative	38,864	36,446	147,985	145,252
Restructuring and impairment charges	--	12,784	(219)	12,520

Total operating expenses	88,629	95,197	332,076	334,631

Operating income	32,149	21,876	128,978	126,404
Interest and other income (loss)	(203)	161	1,203	3,332
Interest and other related financing costs	273	154	761	641

Income before income tax expense	31,673	21,883	129,420	129,095
Income tax expense	12,162	8,423	50,082	49,617

Net income	$19,511	$13,460	$79,338	$79,478

Basic earnings per share:
Net income per share	$0.57	$0.36	$2.24	$2.14

Basic weighted average shares outstanding	34,531	36,919	35,400	37,179
Diluted earnings per share:
Net income per share	$0.56	$0.35	$2.19	$2.08

Diluted weighted average shares outstanding	34,960	37,963	36,193	38,295

Reconciliation of GAAP to Non-GAAP Information:
Net income	$19,511	$13,460	$79,338	$79,748

Add: restructuring & impairment charge, net of related tax effect	--	7,863	--	7,708

Net income (ex restructuring & impairment charge)	$19,511	$21,323	$79,338	$87,186

Earnings per basic share (ex restructuring & impairment charge)	$0.57	$0.58	$2.24	$2.35

Basic weighted average shares outstanding	34,531	36,919	35,400	37,179

Earnings per diluted share (ex restructuring & impairment charge)	$0.56	$0.56	$2.19	$2.28

Diluted weighted average shares outstanding	34,960	37,963	36,193	38,295
EXHIBIT 99.1

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2005	June 30, 2004 (as restated)
Assets
Current Assets:
Cash and cash equivalents	$3,448	$27,528
Accounts receivable, net	28,019	26,967
Inventories	186,479	186,895
Prepaid expenses and other current assets	50,914	57,071

Total current assets	268,860	298,461

Property, plant, and equipment, net	275,211	277,437
Goodwill and other intangible assets	82,897	80,038
Other assets	5,889	2,431

Total Assets	$632,857	$658,367

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt
and capital lease obligations	$240	$4,712
Customer deposits	53,654	56,026
Accounts payable	19,352	22,222
Accrued expenses and other current liabilities	60,720	53,729

Total current liabilities	133,966	136,689

Long-term debt	12,270	4,509
Other long-term liabilities	12,445	9,781
Deferred income taxes	40,108	51,248

Total liabilities	198,789	202,227
Shareholders' equity	434,068	456,140

Total Liabilities and Shareholders' Equity	$632,857	$658,367